Exhibit 7.06

EXECUTION VERSION

30 MARCH 2022

ZIJIN GLOBAL INC.
as Chargor

and

GOLDMAN SACHS INTERNATIONAL BANK
as Security Agent

SECURITY AGREEMENT

Version 0914

Contents

Clause	Page

1.	Interpretation	1
2.	Covenant to pay	3
3.	SECURITY	3
4.	Priority of Collateral	4
5.	enforcement	4
6.	Receiver	5
7.	Warranties and covenants	8
8.	Dividends and Voting Rights	11
9.	further provisions	12
10.	notices and communications	19
11.	Security Agent	20
12.	Joint and Several Liability	21
13.	Amendments	21
14.	Counterparts	21
15.	governing law	21
16.	JURISDICTION	22
17.	dispute resolution	22
Appendix A Custody ACCOUNT		26
Appendix B Form of Supplement to Security Agreement		27

Page I

THIS DEED is made on 30 March 2022

Between:

ZIJIN GLOBAL INC., a BVI business company with limited liability incorporated in the British Virgin Islands with company number [***] and with its registered office at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, VG1110, British Virgin Islands (the Chargor); and

GOLDMAN SACHS INTERNATIONAL BANK for itself and as agent and trustee for each of the other Secured Parties (the Security Agent).

(A)          WHEREAS the Chargor has entered into a Loan Letter dated 30 March 2022 (as amended, restated, supplemented or otherwise modified from time to time, the Loan Letter) (and together with the Lending Terms and Conditions in force from time to time, the Margin Loan Agreement) with the Lender.

(B)           WHEREAS it is a condition precedent to the availability of the Facility under the Margin Loan Agreement that the Chargor grant security over certain of its assets in favour of the Security Agent as agent and trustee for the Secured Parties for the Facility to be made available to the Borrower under the Margin Loan Agreement.

(C)           WHEREAS it has been agreed that, in consideration of the Lender giving or continuing to give time, credit and/or banking facilities and accommodation to the Borrower under the Margin Loan Agreement, the Chargor with full title guarantee enters into this Deed.

(D)           It is intended that this document takes effect as a deed notwithstanding the fact that the Security Agent may only execute this document under hand.

It is agreed as follows:

1.	Interpretation

1.1	Definitions

In this Deed, unless otherwise defined below or the context otherwise requires, capitalised terms shall have the meaning given to them in the Margin Loan Agreement:

Additional Security means such Custody Assets as the Security Agent or the Custodian may require the Chargor to deliver and maintain in Custody Account(s) from time to time in a form acceptable to the Security Agent or the Custodian, as the case may be;

Bank Accounts means any account or accounts opened in the name of the Chargor with the Security Agent or any Affiliate, including all credit balances on such accounts;

Borrower means the Chargor;

Collateral means the assets charged by the Chargor under this Deed from time to time being:

(a)	the Custody Account;

(b)	the Custody Assets;

(c)	the Bank Accounts; and

(d)	such other assets as may be identified by the Chargor and the Security Agent from time to time;

Custodian means GSI;

Custody Account(s) means the custody accounts at the Custodian or its agents, Affiliates or nominees that is established in the name of the Chargor, details of which are set out in Appendix A (Custody Account) and held with the Custodian or any other custody accounts agreed to by the parties hereto from time to time;

Custody Assets means cash, securities, fund interests and investments, any other assets (whether tangible or intangible) and the proceeds thereof, in each case held or in connection with a Custody Account that the Custodian, or any Affiliate or Sub-Custodian has agreed with the Chargor to take custody of and for the avoidance of doubt shall include Additional Security;

Derivative Transactions means any derivative transactions that are booked in the Custody Account(s);

Discharge Date means the date on which the Secured Amounts have been fully ascertained and satisfied and discharged in full and the Secured Parties shall have no further actual or contingent liability under any Secured Document with the Borrower, the Guarantor and any other Obligor (if applicable);

General Terms and Conditions means any general terms and conditions applicable to the services provided by GSI and its Affiliates to the Obligors;

Lending Terms and Conditions means the lending terms and conditions of the Lender (as may be amended from time to time) relating to the Facility;

Receiver means a receiver and manager or other receiver appointed under this Deed in respect of all or any of the Collateral and shall, if allowed by law, include an administrative receiver;

Secured Amounts means:

(a)	all present and future liabilities and obligations at any time due, owing or incurred by the Obligors to any Secured Party under or in connection with any Secured Document both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity; and

(b)	all present and future liabilities and obligations of the Obligors owed to the Custodian relating to any Derivative Transactions both actual and contingent and whether solely or jointly as principal or surety or in any other capacity;

Secured Parties means the Security Agent, the Lender and the Custodian from time to time and Secured Party shall mean any one of them;

Senior Security Interest means all security interests from time to time granted in respect of the Secured Amounts under this Deed;

Sub-Custodian means a sub-custodian appointed by the Custodian, which may include an Affiliate;

Subordinated Liabilities means the liabilities from time to time arising under and in connection with the General Terms and Conditions; and

Subordinated Security Interests means all security interests from time to time granted in respect of the Subordinated Liabilities.

1.2	Construction

This Deed, except where the context otherwise requires, shall be construed in accordance with the provisions in Annex A of the Lending Terms and Conditions.

1.3	Headings

The headings in this Deed shall not affect its interpretation.

1.4	Finance Document

This Deed is a Finance Document and a Security Agreement for the purposes of the Margin Loan Agreement.

2.	Covenant to pay

(a)	The Chargor, as primary obligor and not merely as surety, covenants with the Security Agent that it will pay or discharge on demand the Secured Amounts on the date(s) on which such Secured Amounts are expressed to become due and in the manner provided for in the document under which liability for such Secured Amounts arises.

(b)	Without prejudice to any provision relating to interest payments under the Secured Documents, interest on the Secured Amounts shall be payable from the date of demand for payment being made until the date of actual payment or discharge on the terms set out in the Margin Loan Agreement.

3.	SECURITY

3.1	Charge

The Chargor, with full title guarantee, assigns and transfers absolutely under this Deed by way of first fixed charge and agrees to charge to the Security Agent as a continuing security for the payment and discharge of the Secured Amounts the full benefit of all its rights under or by virtue of, and assets in connection with and under the Collateral.

3.2	Assignment

The Chargor assigns and agrees to assign by way of security, absolutely and unconditionally, to the Security Agent all its rights, title and interest in all the Collateral not already subject to the charge under clause 3.1 (Charge), subject to reassignment by the Security Agent to the Chargor of all such rights, title and interest upon the circumstances described in, and in accordance with the provisions of, Clause 9.10 (Release).

3.3	Fixed Security

Clauses 3.1 (Charge) and 3.2 (Assignment) shall be construed as creating a separate and distinct fixed charge or security assignment over each relevant asset within any particular class of assets specified in this Deed. Any failure to create effective fixed security (for whatever reason) over an asset shall not affect the fixed nature of the security on any other asset, whether within the same class of assets or not.

3.4	Provisions relating to Security

The security created pursuant to this Deed by the Chargor is made with full title guarantee under the Law of Property (Miscellaneous Provisions) Act 1994 but in each case so that the covenants implied by the Law of Property (Miscellaneous Provisions) Act 1994 in relation to such mortgage, charge or assignment are construed with the omission of:

(a)	the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994;

(b)	the words “except to the extent that” and all the words thereafter in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994; and

(c)	section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994.

4.	Priority of Collateral

(a)	The Chargor agrees that:

(i)	the Senior Security Interests rank and shall rank, to the extent of the Secured Amounts, in priority to the Subordinated Security Interests; and

(ii)	the Subordinated Security Interests are and shall be postponed to, and rank after, the Senior Security Interests.

(b)	The Chargor further agrees that the ranking will not be affected by:

(i)	any fluctuations in the amounts secured by the Senior Security Interests and the Subordinated Security Interests; and

(ii)	the existence at any time of a credit balance on any account.

5.	enforcement

(a)	The security created under this Deed shall become enforceable:

(i)	immediately following the occurrence of an Event of Default or on the appointment of a Receiver; or

(ii)	when enforcement is permitted under or in respect of any other Secured Document,

and, at any time on or after that date, the Security Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under or in respect of the Collateral and the Chargor shall immediately pay to the Security Agent any payment it receives in respect of the Collateral and until then shall hold such payments on trust for the Security Agent.

(b)	On and after the date on which the Collateral becomes enforceable under paragraph (a) above, the Security Agent, without prejudice to the powers conferred on it by virtue of the Law of Property Act 1925, shall be entitled to sell and/or otherwise dispose of and instruct any nominee of the Secured Parties (if applicable) to sell and/or otherwise dispose of all or any of the Collateral. The Security Agent is authorised to transfer the title and interest in the Collateral and to give good discharge for any moneys received by the Security Agent in exercise of such power of sale and/or disposal for such consideration upon such terms and in such manner as the Security Agent may in its reasonable discretion think fit.

(c)	All or any of the rights and powers conferred by this Deed on a Receiver (whether express or implied) may be exercised by the Security Agent without further notice to the Chargor at any time on or after the date on which the Collateral becomes enforceable under paragraph (a) above, irrespective of whether the Security Agent has taken possession of all or any part of the Collateral or appointed a Receiver.

(d)	To the extent that any of the Collateral constitutes “financial collateral” and this Deed and the obligations of the Chargor under it constitute a “security financial collateral arrangement” (in each case, as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)), the Security Agent shall have the right to appropriate without notice to the Chargor (either on a single occasion or on multiple occasions) all or any part of such financial collateral in or towards discharge of the Secured Amounts and for this purpose the value of the financial collateral so appropriated shall be:

(i)	in the case of cash, the amount standing to the credit of each Bank Account or Custody Account together with any accrued but unposted interest at the time the right of appropriation is exercised; and

(ii)	in the case of the securities, fund interests and investments and any other assets in the Custody Account other than cash, the market price of such assets determined by the Security Agent in accordance with paragraph (f) below.

(e)	The Security Agent shall be entitled to apply moneys arising from the exercise of its powers under this Deed or in respect of the Secured Amounts towards the discharge of the Secured Amounts in such manner as agreed by the Secured Parties (subject to any rights of set-off, combination or retention) any surplus being paid to the Chargor or any other person who may be entitled to it.

(f)	Where the Security Agent exercises its rights under paragraph (b) above to sell the Collateral or paragraph (d) above to appropriate the Collateral, the price obtained or attributed by the Security Agent shall be no less than the best price that would have been reasonably obtainable had the Security Agent sold the Collateral to an independent buyer dealing with the Security Agent at arm’s length. The Security Agent shall on request provide the Chargor with evidence showing compliance with this paragraph.

6.	Receiver

6.1	Appointment of Receivers

(a)	Where the Chargor is a company or limited liability partnership, the Security Agent may (without notice) by deed or otherwise in writing signed by any officer or manager of the Security Agent or any person authorised for this purpose by the Security Agent, appoint one or more persons to be a Receiver:

(i)	if requested by the Chargor; or

(ii)	upon the occurrence of an Event of Default (whether or not the Security Agent has taken possession of all or any of the Collateral).

(b)	The Security Agent may not appoint an administrative receiver over the Collateral to the extent prohibited by section 72A of the Insolvency Act 1986.

(c)	The Security Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium or anything done with a view to obtaining a moratorium under the Insolvency Act 2000.

(d)	Section 109(1) of the Law of Property Act 1925 shall not apply to this Deed.

(e)	If the Security Agent appoints more than one person as Receiver, the Security Agent may give those persons power to act either jointly or severally.

(f)	Any Receiver may be appointed Receiver of all of the Collateral or Receiver of a part of the Collateral specified in the appointment. In the case of an appointment of a part of the Collateral, the rights conferred on a Receiver as set out in clause 6.5 (Powers of Receivers) shall have effect as though every reference in that clause to any Collateral were a reference to the part of those assets so specified or any part of those assets.

6.2	Removal of Receivers

The Security Agent may by notice in writing remove any Receiver appointed by it (subject to section 45 of the Insolvency Act 1986 in the case of an administrative receivership) whenever it thinks fit and appoint a new Receiver instead of any Receiver whose appointment has terminated for any reason.

6.3	Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver. No Secured Party will incur any liability (either to the Chargor or any other person) by reason of the appointment of a Receiver or for any other reason.

6.4	Remuneration

The Security Agent may (subject to section 36 of the Insolvency Act 1986) determine the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Law of Property Act 1925) shall not apply to this Deed.

6.5	Powers of Receivers

Any Receiver appointed pursuant to clause 6.1 (Appointment of Receivers) shall have the following rights, powers and discretions (in addition to those conferred by the Law of Property Act 1925 on any Receiver appointed under the Law of Property Act 1925):

(a)	to take immediate possession of, get in and collect any Collateral and to require payment to it or to the Security Agent of any credit balance on any Custody Account or Bank Account;

(b)	to carry on any business of the Chargor in any manner he thinks fit;

(c)	to enter into any contract or arrangement and to perform, repudiate, succeed or vary any contract or arrangement to which the Chargor is party;

(d)	to appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit and to discharge any person appointed by the Chargor;

(e)	to raise and borrow money either unsecured or on the security of any Collateral either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit;

(f)	to sell, exchange, convert into money and realise any Collateral by public auction or private contract and generally in any manner, and on any terms which he thinks fit and for a consideration of any kind (which may be payable in a lump sum or by instalments spread over any period);

(g)	to settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Collateral;

(h)	to bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Collateral which he thinks fit;

(i)	to give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Collateral;

(j)	to form a subsidiary of the Chargor and transfer to that subsidiary any Collateral;

(k)	to delegate his powers in accordance with this Deed;

(l)	to lend money or advance credit to any customer of the Chargor;

(m)	to effect any insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect or improve any Collateral in each case as he thinks fit;

(n)	to do all other acts and things which he may consider desirable or necessary for realising any Collateral or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(o)	to exercise all the powers described in schedule 1 to the Insolvency Act 1986 whether or not the Receiver is an administrative receiver as defined in the Insolvency Act 1986;

(p)	to purchase or acquire by leasing, hiring, licensing or otherwise (for such consideration and on such terms as he may think fit) any assets which he considers necessary or desirable for the carrying on, improvement, realisation or other benefit of any of the Collateral or the business of the Chargor;

(q)	to exercise in relation to any Collateral all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Collateral; and

(r)	to use the name of the Chargor for any of the above purposes.

6.6	Receiver’s receipts

Section 109(8) of the Law of Property Act 1925 shall not apply in relation to a Receiver appointed under this Deed.

7.	Warranties and covenants

7.1	Notices

(a)	Each of the Lender, the Custodian and any of its Affiliates that provides any Bank Account or Custody Account has acknowledged the Security Interest granted by the Chargor pursuant to this Deed. The Custodian has further acknowledged (for itself and on behalf of any nominee or sub-custodian in whose name the Securities Collateral is recorded) that all instructions to the Depositary with respect to the Securities Collateral shall be given solely by the Security Agent, and no transfers or withdrawals of the Securities Collateral may be made by Custodian (or any nominee or sub-custodian in whose name the Securities Collateral is recorded) without the prior written consent of the Security Agent.

(b)	The Chargor shall, no later than the date of this Deed or, in relation to any agreement which is the subject of the assignment under clause 3.2 (Assignment) entered into or designated as such after the date of this Deed, no later than the date of entry into or designation of such agreement, give notice to each of the other parties to each agreement in the form required by the Security Agent and shall use reasonable endeavours to ensure that such parties deliver to the Security Agent a duly completed acknowledgement of such notice.

7.2	Entitlement

Until the Discharge Date, the Chargor undertakes to ensure that Collateral owned by it but which is not registered in the name of the Chargor (or its nominee (including the Custodian) upon trust for the Chargor absolutely and free of all Security Interests, trusts, assignments and claims whatsoever) is at all times registered in the names of persons who have executed declarations of trust in favour of the Chargor in such forms as the Security Agent may specify.

7.3	Information

The Chargor undertakes to provide the Security Agent with access to any information in connection with the Collateral which the Security Agent may from time to time reasonably request and will ensure that the Security Agent is able to regularly monitor the value and type of the Collateral from time to time.

7.4	Representations and Warranties

(a)	Without prejudice and in addition to the representations and warranties under the Secured Documents, the Chargor represents and warrants to each Secured Party as follows:

(i)	it is the sole legal and beneficial owner of, and absolutely entitled to, the Collateral it purports to charge or assign under this Deed (save, where relevant, in respect of the legal ownership of any of the Collateral registered in the name of the Custodian or nominee);

(ii)	other than in respect of any security interests granted in favour of the Custodian, it has not mortgaged, charged or assigned or otherwise encumbered or disposed of any of the Collateral it purports to charge or assign under this Deed;

(iii)	all securities held under the Collateral are fully paid;

(iv)	the entering into and performance of its obligations under this Deed will be in compliance with all laws and regulations applicable to it;

(v)	it has made all required disclosures and has obtained all consents and approvals which are necessary to grant the security pursuant to this Deed and such consents and approvals are and will remain in full force and effect;

(vi)	it is not in possession of any non-public information which is material or price-sensitive in relation to the issuer of any securities that are the subject of this Deed and the granting of the security pursuant to this Deed will not constitute a violation by it of Part V of the U.K. Criminal Justice Act 1993, Part VIII of the U.K. Financial Services and Markets Act 2000 or any other applicable law prohibiting “insider dealing” in securities; and

(vii)	where it provides an e-mail address in the Loan Letter, it has regular access to the internet and consents to the Lender providing it with notices by e-mail.

(b)	The representations and warranties set out in this clause 7.4 (Representations and Warranties) are made as per the date of this Deed and are deemed to be repeated by the Chargor on the first drawing under the Facility, on each later day when a drawing is made, where applicable on the first day of each Interest Period (and in any event at intervals not exceeding three months) and on each day the Chargor causes any financial assets (including Securities Collateral or Company ADSs) to be credited to the Custody Account as Collateral or otherwise takes any step to grant Security over any other assets to the Security Agent (as the case may be) pursuant to this Deed by reference to the circumstances then existing.

7.5	Undertakings of the Chargor

(a)	The Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Custody Account or Bank Account without the prior written consent of the Security Agent. Without limiting the generality of the foregoing, the Chargor hereby irrevocably authorises the Security Agent to give instructions to the Depositary with respect to the Securities Collateral on its behalf, and confirms, acknowledges and agrees that (i) no transfers or withdrawals of the Securities Collateral may be made without the prior written consent of the Security Agent; and (ii) the Company and the Depositary are entitled and instructed to rely and act solely on any instruction given by the Security Agent with respect to the Securities Collateral or otherwise in connection with any matter relating to the transactions contemplated pursuant to and/or under the Deposit Agreement and the Depositary Confirmation Letter.

(b)	The Chargor shall not, without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Custody Account or Bank Account or close any Custody Account or Bank Account.

(c)	The Chargor shall notify the Security Agent in writing if, at any time:

(i)	it is required to disclose to the issuer, any regulator, any trade repository or any other person its ownership of, or interest in, any securities that are subject to this Deed;

(ii)	it is required to obtain approval or clearance from the issuer, any regulator or any other person in order to grant security over any securities that are subject to this Deed; or

(iii)	it proposes to transfer into the Custody Account any securities in respect of which it is in possession of non-public information which is material or price sensitive in relation to those securities or in respect of which it is subject to the obligations described in paragraphs (i) and (ii) above.

(d)	Save for the Subordinated Security Interests, the Chargor shall not create or agree to create or permit to subsist any Security Interest (or any other agreement having the same economic effect) over any of the Collateral it purports to charge or assign under this Deed.

7.6	Payment under Collateral

The Chargor undertakes to pay promptly all calls, instalments and other payments which may be made or become due in respect of the Collateral and, following the occurrence of an Event of Default by the Chargor, the Security Agent may do so on behalf of the Chargor. All moneys so paid by the Security Agent under this power shall be reimbursed to the Security Agent by the Chargor promptly on demand.

7.7	Preservation of Collateral

The Chargor will observe and perform in all respects all covenants and stipulations from time to time affecting the Collateral, make all payments, carry out all registrations or renewals and generally take all steps which are necessary to preserve, maintain and renew when necessary all the Collateral.

7.8	Documents relating to Collateral

(a)	Without prejudice to any specific requirements in this Deed for the delivery of documents, the Chargor shall, promptly upon request, deliver to the Security Agent all documents relating to the Collateral that the Security Agent reasonably requires.

(b)	The Security Agent may retain any document delivered to it under this Deed for so long as any security constituted by this Deed remains in force and, if for any reason it returns a document to the Chargor before that time, it may by notice require that the relevant document be redelivered to it and the Chargor shall promptly comply with such notice.

7.9	Covenants

(a)	The Chargor shall, on or prior to the date of this Deed and promptly upon request by us from time to time, execute and deliver to the Security Agent any number of letter, agreement, confirmation or document which the Depositary will require to effect a deposit of Securities Collateral in exchange for the issuance and delivery of Company ADSs. By entering into this Deed, the Chargor irrevocably authorises the Security Agent (or any of its nominee) to, at any time on and after the date on which the Collateral becomes enforceable under paragraph (a) of clause 5 (Enforcement), date and complete any such document which the Chargor has delivered to the Security Agent, and forward such dated and completed document to the Depositary in the name of and on behalf of the Chargor.

(b)	On the date of the removal or resignation of the director of the Chargor who executed an undated letter, agreement, confirmation or document delivered to the Security Agent pursuant to paragraph (a) above, the Chargor shall deliver or cause to be delivered to the Security Agent a replacement of such undated letter, agreement, confirmation or document executed by one of the Chargor’s continuing or newly appointed director.

(c)	The Chargor hereby irrevocably appoint the Security Agent as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed to, at any time on and after the date on which the Collateral becomes enforceable under paragraph (a) of clause 5 (Enforcement), execute, seal and deliver (using the company seal where appropriate) and otherwise perfect and do any deed, assurance, agreement, instrument, act or thing which the Chargor ought to execute and do under the terms of this Deed or otherwise for any of the purposes of this Deed (including without limitation, to date and complete, and to forward to the Depositary, any document which the Depositary may require to effect a deposit of Securities Collateral in exchange for the issuance and delivery of Company ADSs), and the Chargor hereby covenant with the Security Agent to ratify and confirm all such acts or things made, done or executed by that attorney.

7.10	Power to remedy

If the Chargor fails to comply with any undertaking given in this Deed and that failure is not remedied to the satisfaction of the Security Agent, the Chargor will allow (and irrevocably authorises) the Security Agent to take any action on behalf of the Chargor which is necessary to ensure that those covenants are complied with.

8.	Dividends and Voting Rights

(a)	Subject to paragraph (b) below all and any cash dividends and other distributions paid in respect of any Collateral or any of them received by the Custodian (or its nominee if applicable) shall be retained by the Security Agent as Collateral provided that the Security Agent may release such dividends or other distributions at its discretion.

(b)	Upon the security under this Deed becoming enforceable all and any dividends and other distributions accruing on or deriving from any Collateral (notwithstanding that they may have accrued in respect of an earlier period) shall:

(i)	if received by the Chargor (or any nominee of the Chargor including the Custodian) be held on trust and immediately paid and transferred to the Security Agent; and

(ii)	when and if received by the Security Agent (or its nominee if applicable) form part of the Collateral and be held by the Security Agent on the terms of this Deed as additional security (and, if cash, be paid into a cash collateral deposit account and may be applied by the Security Agent at any time and from time to time thereafter in or towards the discharge of the Secured Amounts in such manner as agreed by the Secured Parties).

(c)	Without prejudice to any other agreement between the Chargor and the Custodian as to the exercise of voting rights in respect of the Collateral, prior to the occurrence of an Event of Default, the Chargor may continue to exercise the voting rights, powers and other rights in respect of its Collateral.

(d)	The Chargor shall not exercise any of its voting rights, powers and other rights in respect of its Collateral in any manner which varies the rights attaching to or conferred by the Collateral in any way which could reasonably be expected to adversely affect the interests of the Secured Parties or which could reasonably be expected to prejudice the ability of the Security Agent to realise the Collateral.

(e)	On and after the occurrence of an Event of Default the Security Agent or its nominee may exercise or refrain from exercising any voting rights, powers and other rights in respect of the Collateral in each case in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(f)	The rights and powers attached to any Collateral shall include (without limitation) all powers given to trustees by the Trustee Act 2000 (as amended) (in particular by section 3 of the Trustee Act 2000) in respect of securities subject to a trust and shall be exercisable without any need for any further consent or authority of the Chargor.

9.	further provisions

9.1	Expenses and Indemnity

(a)	The Chargor shall on demand pay to or reimburse the Security Agent or a Receiver and (if applicable) any of its nominees on a full indemnity basis all commissions, costs (including legal costs), charges and expenses (including VAT that is not recoverable by the Security Agent by repayment or credit) reasonably incurred by the Security Agent or any Receiver or its nominees in connection with:

(i)	the preparation, negotiation, execution and perfection of this Deed and the Collateral;

(ii)	stamp duty, registration and other similar Taxes payable in respect of this Deed and the Collateral; and

(iii)	the preservation, enforcement or the attempted preservation or enforcement of any of the Secured Parties’ rights under this Deed whether incurred as a result of any act or omission by, or proceedings involving, the Chargor or any third party, including where such amount was incurred by the Security Agent or its nominees as holder(s) of the Collateral or any interest in the Collateral, together with interest on the amount payable at the rate calculated in accordance with the relevant Secured Document from the date of payment until the date of repayment.

(b)	The Chargor shall on demand fully indemnify the Security Agent or a Receiver against all losses, actions, claims, costs (including legal costs), expenses, proceedings, liabilities and expenditure (including VAT that is not recoverable by the Security Agent by repayment or credit) which the Security Agent or a Receiver may suffer, pay or incur, acting reasonably, in connection with:

(i)	any failure by the Chargor to comply with obligations under this clause 9.1;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law;

(iii)	any default by the Chargor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(iv)	any payment or discharge in respect of the Secured Amounts (whether made by the Chargor or a third person) being impeached or declared void for any reason whatsoever,

which otherwise relates to any of the Collateral or the performance of the terms of the Finance Documents (otherwise than as a result of its fraud, gross negligence or wilful misconduct).

(c)	Where VAT is included in the sum reimbursed or indemnified by the Chargor pursuant to paragraph (a) and (b) above the Security Agent shall provide the Chargor with an appropriate tax invoice in respect of the relevant sum, naming the Chargor as recipient of the relevant sum.

(d)	The Chargor agrees that the Security Agent cannot be held responsible for any loss suffered as a result of exercise of or failure to exercise the Security Agent’s rights under this Deed, except in the case of fraud, gross negligence or wilful default of the Security Agent.

9.2	Further Assurances

(a)	The Chargor shall on demand execute any document and do any other act or thing (in either case, at the expense of the Chargor) which the Security Agent or a Receiver may reasonably specify for protecting, preserving or perfecting any security created or intended to be created by this Deed or for facilitating the realisation thereof or otherwise for enforcing the same or exercising any of the powers, rights and discretions of the Security Agent or any Receiver under this Deed, including the execution of all releases, transfers, assignments and other documents and the giving of all notices, orders, instructions and directions which the Security Agent may reasonably request and the Chargor irrevocably by way of security appoints the Security Agent as its attorney in its name and on its behalf to sign, execute and deliver all such documents and do any act or thing as the Security Agent may think fit.

(b)	In addition to the Security Agent and a Receiver’s rights under paragraph (a) above, the Chargor shall on demand, sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Security Agent or any Receiver may, in its reasonable opinion, at any time and from time to time specify:

(i)	to perfect the Security Interests created or intended to be created in respect of the Collateral;

(ii)	to vest the Collateral in the Security Agent or (if applicable) its nominee or nominees;

(iii)	to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Collateral or any other rights, powers and remedies of the Security Agent, any Receiver or the Chargor provided by or pursuant to this Deed or by law;

(iv)	on and after the date on which the Collateral becomes enforceable under clause 5 (Enforcement) to sell or dispose of or, where applicable, appropriate the Collateral; and/or

(v)	to facilitate the realisation of the Collateral which is, or is intended to be, the subject of the Security Interests under this Deed.

(c)	The Chargor by way of security irrevocably appoints the Security Agent and each Receiver severally as its attorney with full power of substitution, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(i)	prior to service of a Default Notice, the Collateral becoming enforceable or where there is no failure to pay any of the Secured Amounts when they fall due, to do anything which the Chargor is obliged to do under this Deed (but has not done);

(ii)	on and after service of a Default Notice, the Collateral becoming enforceable or on failure to pay any of the Secured Amounts when they fall due, to do anything which the Chargor is obliged to do under this Deed; and

(iii)	to take any action which is ancillary to the exercise of any of the rights conferred on the Security Agent or any Receiver in relation to all or any of the Collateral or under any agreement with a Secured Party, the Law of Property Act 1925 or the Insolvency Act 1986,

and ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in this clause 9.2.

(d)	Forthwith following execution of this Deed, the Chargor shall:

(i)	until the Discharge Date, keep and maintain a register of charges (the "Register of Charges"), at the Chargor's registered office (the "Registered Office") in the British Virgin Islands (the "BVI"), in accordance with Section 162(1) of the BVI Business Companies Act (as amended) (the "BVI Companies Act");

(ii)	until the Discharge Date, enter into the Register of Charges (and maintain therein) appropriate particulars of the security granted or otherwise constituted by this Deed and any other security granted or otherwise constituted by the Chargor in favour of the Security Agent (collectively the "Security") (which particulars shall include all particulars required to be kept in such Register of Charges pursuant to the provisions of Section 162(1) of the BVI Companies Act), such particulars to be in a form and substance being satisfactory to the Security Agent;

(iii)	provide a copy of the Register of Charges (containing all such particulars as referred to foregoing) to the Security Agent (such copy of the Register of Charges being certified, by a Director of the Chargor or the registered agent of the Chargor, as a "true, accurate and complete copy of the original"); and

(iv)	register, or cause to be registered, in accordance with Section 163 of the BVI Companies Act, appropriate particulars of the Security with the Registrar of Corporate Affairs (the "Registrar") in the BVI (such particulars to be in a form and substance being satisfactory to the Security Agent), and the Chargor shall cause such registration to be maintained until the Discharge Date, and the Chargor shall forthwith, following such registration in accordance with Section 163 of the BVI Companies Act as referred to foregoing, provide a copy of the certificate of registration (as issued by the Registrar pursuant to Section 163(4)(b) of the BVI Companies Act) for the Security to the Security Agent (such copy of the certificate of registration being certified, by a Director of the Chargor or the registered agent of the Chargor, as a "true, accurate and complete copy of the original").

9.3	Continuing Power of Attorney

The power of attorney conferred on the Security Agent shall continue notwithstanding the exercise by the Security Agent of any right of appropriation pursuant to clause 5(d) (Enforcement).

9.4	Other Security

The security created under this Deed is a continuing security notwithstanding any intermediate payment or settlement of account for the payment and discharge of the whole or any part of the Secured Amounts and is in addition to and shall neither be merged in, nor in any way exclude or prejudice any other Security Interest, right of recourse, set-off, combination or other right or interest whatsoever which the Security Agent may now have or at any time hereafter hold or have (or would apart from this Deed hold or have) as regards the Borrower, the Guarantor (if applicable) or any other person in respect of the Secured Amounts and the Security Agent may at any time take, give up, deal with, vary, exchange, or abstain from perfecting or enforcing any other Security Interest without affecting or prejudicing the security created under this Deed.

9.5	Rights Cumulative

The rights and powers which this Deed confers on the Security Agent are cumulative, may be exercised as often as it considers appropriate and are in addition to its rights and powers under the general law, and the rights of the Security Agent (whether arising under this Deed or under the general law) shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on its part or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or variation of any such right.

9.6	Exclusion of limitations

Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed.

9.7	Illegality, etc.

If any one of the provisions of this Deed is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

9.8	Ruling off

If the Security Agent receives notice of any subsequent interest or Security Interest affecting any or all of the Collateral:

(a)	the Security Agent may open a new account or accounts of the Chargor and if the Security Agent does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received notice; and

(b)	all payments made by the Chargor to the Security Agent after the Security Agent receives such notice shall be credited or be treated as having been credited to the new account and in no circumstances whatsoever shall operate to reduce the amount due from the Chargor to the Security Agent at the time when it received the notice.

9.9	Set-Off

(a)	The Security Agent will be entitled to set off any sum due to the Chargor from the Security Agent or its Affiliates against any sum due from the Chargor to the Security Agent or its Affiliates.

(b)	On the occurrence of an Event of Default under the Finance Documents or an event of default, termination event or other similar event (howsoever described) under any other agreement between the Chargor and the Security Agent or its Affiliates (including, without limitation, any ISDA master agreement, the Goldman Sachs master agreement for OTC Derivatives or any other master agreement in respect of over-the-counter derivatives transactions (howsoever described)), then the Security Agent or its Affiliates shall be entitled to set-off any obligation (whether matured or unmatured (in which case such obligation may in good faith be estimated, subject to a proper accounting when the obligation is ascertained), whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed by the Chargor to the Security Agent or its Affiliates under the Finance Documents or any other agreement whatsoever between the Chargor and the Security Agent or its Affiliates against their obligations to the Chargor and the Security Agent or its Affiliates will be entitled to exercise any lien, charge or power of sale or appropriation pursuant to any agreement between the Chargor and the Security Agent or its Affiliates against such obligations.

(c)	For the purposes of cross-currency set-off, the Security Agent may convert an obligation in one currency to another currency at the Lender Exchange Rate.

(d)	For the avoidance of doubt, in relation to the effective declaration of any termination event or other similar event in accordance with any agreement between the Chargor and the Security Agent or its Affiliates, any grace periods contained in such other agreement shall not apply.

(e)	On the occurrence of an Event of Default or an event of default, termination event or other similar event (howsoever described) under any other agreement between each of the Borrower(s) or the Guarantor(s) (if applicable), respectively, and the Security Agent or its Affiliates (including, without limitation, any ISDA master agreement, the Goldman Sachs master agreement for over-the-counter derivatives transactions or any other master agreement in respect of over-the-counter derivatives transactions (howsoever described)), the Chargor, shall only be entitled to receive, withdraw or otherwise transfer assets from the Drawdown Account, require the return of equivalent collateral or receive any net payment with the Security Agent’s prior consent or, in circumstances where the Margin Loan Agreement has been terminated, where all liabilities under the Finance Documents have been satisfied in full.

9.10	Release

(a)	If at any time the Secured Amounts shall have been paid and discharged in full, no further utilisation may occur and the Lender is not otherwise under any further commitment, obligations or liability (present or future, actual or contingent) to make advances or provide other financial accommodation to the Chargor pursuant to the Finance Documents and the Facility shall have been terminated, the Security Agent will at the request and cost of the Chargor re-assign the Collateral to the Chargor or otherwise discharge the security constituted under this Deed provided that the Security Agent shall not be required to release and shall not have the authority to release any Security Interests granted in favour of any Secured Party other than those Security Interests arising or granted under this Deed.

(b)	If the Security Agent or its nominee or nominees shall be required to transfer all or any of the Collateral pursuant to this clause 9.10 or otherwise, the Security Agent may require the transferee to accept delivery, transfer or registration of other securities of the same type, class and denomination in lieu of the Collateral and ensure that its nominees (if any) do likewise.

9.11	Retention of Charges

Notwithstanding clause 9.10 (Release):

(a)	if the Security Agent shall have reasonable grounds for believing that the Chargor may be unable to pay its debts as and when they fall due or that the value of the Chargor’s assets may be less than the amount of its liabilities taking into account its contingent and prospective liabilities or may be deemed for the purposes of any law to be insolvent or bankrupt, as at the date of any payment made by the Chargor to a Secured Party, the Security Agent shall be at liberty to retain the charges and assignments contained in or created pursuant to this Deed until the expiry of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated;

(b)	the Security Agent shall be able to exercise its rights under paragraph (a) above notwithstanding the payment and discharge in full of all Secured Amounts or any release, settlement, discharge or arrangement that may be given or made by the Secured Parties on, or as a consequence of, such payment or discharge of liability; and

(c)	if at any time within such period as is referred to in paragraph (a) above, any step or corporate action is taken in respect of the Chargor in relation to or with a view to any insolvency, bankruptcy or receivership proceedings or procedure as set out in Part 26 of the Companies Act 2006 or in the Insolvency Act 1986 (as amended from time to time) or in relation to or with a view to any analogous proceedings or procedure in any jurisdiction, the Security Agent shall be at liberty to continue to retain such security for such further period as the Security Agent may reasonably determine and such security shall be deemed to have continued to have been held as security for the payment and discharge to the Secured Parties of all Secured Amounts.

9.12	Collateral Value Calculation

The Collateral Value shall be calculated by the Security Agent in its discretion based on a percentage of the value of such Collateral, as established by the Security Agent from time to time. The Security Agent may, in its discretion and without prior notice to the Chargor, reduce the percentage applied to certain Collateral and/or assign no value to certain Collateral. No value will be assigned to Collateral where the Security Interest over the Collateral has not been perfected (including where consent to the Security Interest from a third party is required but has not been obtained).

9.13	Right to demand Additional Security

The Security Agent may require that the Chargor provides, at such time and on such notice as the Security Agent may require (and the requirement may be intra-day), additional funds or assets acceptable to the Security Agent as Collateral in circumstances, including, but not limited to, where the Collateral Value falls, the trading volume or volatility of the Collateral changes or a significant change in market conditions occurs.

9.14	Right to Assign

(a)	The Security Agent may assign or transfer all or any of its rights and/or obligations in respect of this Deed, in whole or in part, to any person or persons.

(b)	The Chargor may not assign its rights under this Deed without the Security Agent’s prior written consent. If this consent has not been issued, the Security Agent will not accept any notice of the purported assignment of this Deed.

9.15	Right to Disclose

Without prejudice to any rights of disclosure under any other Finance Documents, the Security Agent may disclose any information relevant to this Deed in the Security Agent’s possession relating to the Chargor to:

(a)	any actual or prospective assignee or transferee on the condition that such recipient is to treat in confidence any confidential information so disclosed to it;

(b)	any Affiliate of the Security Agent or any Secured Party;

(c)	any person in connection with a securitisation of all or any part of a Secured Party’s loan assets from time to time;

(d)	any person who may otherwise enter into contractual relations with the Security Agent or any Secured Party in relation hereto;

(e)	the Security Agent or any Secured Party’s lawyers and accountants and others providing professional advice;

(f)	service providers;

(g)	UK and other government entities and regulatory bodies;

(h)	any other person or entity the Security Agent or any Secured Party reasonably thinks customary, necessary or advisable or to whom the Security Agent or any Secured Party is obliged by UK or other law or regulation to make the disclosure;

(i)	directors, officers, employees, advisers, agents and auditors of the Security Agent or any of its Affiliates; and

(j)	any other person, with the Chargor’s consent.

These disclosures may involve the transfer of information to any country in which the Security Agent or its Affiliates conduct business or has a service provider (including, without limitation, the United States of America and other countries whose data privacy laws are not as stringent as those in effect in the United Kingdom).

9.16	Irrevocable Power of Attorney

The power of attorney granted or otherwise made pursuant to this Deed is given by the Chargor by way of further security for the payment and discharge of the Secured Amounts and in order to more fully secure the performance of its obligations under this Deed and in further consideration of the mutual covenants in this Deed and for other good and valuable consideration received by the Chargor from the Security Agent (the receipt and sufficiency of which is hereby acknowledged).

9.17	Merger etc.

The Chargor shall not (without the prior written consent of the Security Agent in each such case):

(a)	merge or consolidate with any other person whether pursuant to any of Sections 170 to 174 (inclusive) of the BVI Companies Act or otherwise; or

(b)	continue as a company incorporated under the laws of a jurisdiction outside the BVI whether pursuant to Section 184 of the BVI Companies Act or otherwise.

9.18	BVI Insolvency

The Chargor is not “insolvent” as that expression is specified in Section 8(1) of the Insolvency Act, 2003 (as amended) of the BVI.

10.	notices and communications

10.1	Notices to the Chargor

Unless otherwise stated in this Deed, notices, including Default Notices, or other communications to the Chargor in connection with this Deed will:

(a)	be delivered by way of post or e-mail to the relevant address or number stated in the Margin Loan Agreement, provided that in the event that a new address has been supplied to us in accordance with this clause 10, the Security Agent will deliver notices, including Default Notices, to the Chargor using that new address; and

(b)	subject to clause 10.3 (Deemed Delivery), be deemed to have been received by the Chargor:

(i)	in the case of a letter, the earlier of when delivered personally or 48 hours after it has been sent by first class post;

(ii)	in the case of a letter sent by courier, the earlier of when delivered at the relevant address or 48 hours after it has been sent; or

(iii)	in the case of an e-mail transmission, at the time of the transmission.

10.2	Notices to the Security Agent

(a)	All notices, requests or other communications to the Security Agent must be delivered by post or hand delivery to [***] or by e-mail to [***].

(b)	Subject to clause 10.3 (Deemed Delivery), all communications to the Security Agent will only be effective on actual receipt by the Security Agent.

10.3	Deemed Delivery

If a notice, a Default Notice, request or other communication is given or would otherwise be deemed to have been given after 5.00 p.m. London time, it shall be deemed to have been given on the following day.

11.	Security Agent

11.1	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by the Finance Documents. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of the Finance Documents, the provisions of the Finance Documents shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of the Finance Documents shall constitute a restriction or exclusion for the purposes of that Act.

11.2	Power to instruct custodians

The Chargor irrevocably authorises the Security Agent to instruct any nominee, custodian or other party holding the legal title to any Collateral to do anything that is required in order to give effect to the terms of this Deed.

11.3	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Secured Parties.

(b)	The Security Agent’s resignation shall take effect upon the appointment of a successor and the transfer of all of the Collateral to that successor.

11.4	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Secured Parties and the Chargors of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by the Finance Documents) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of the Finance Documents, be treated as costs and expenses incurred by the Security Agent.

12.	Joint and Several Liability

If there is more than one person as Chargor:

(a)	the liability of such persons shall be joint and several and the terms of this Deed shall be construed accordingly; and

(b)	the liability of such persons shall not be discharged or impaired in any way:

(i)	by reason of the invalidity, avoidability or unenforceability as regards any other of those persons of this Deed;

(ii)	by the Security Agent releasing, discharging, compounding with or varying the liability hereunder of, or making any other arrangement with, any other of those persons; or

(iii)	any change in the constitution of any other of those persons.

13.	Amendments

This Deed may only be modified by written agreement of the parties, save that Appendix A (Custody Account) hereto may be modified by the mutual agreement of each party evidenced by:

(a)	a written instrument, substantially in the form set out in Appendix B, signed by the parties; or

(b)	an agreement in form and substance satisfactory to the Lender delivered by email by the Chargor to the Lender in a manner satisfactory to the Lender.

14.	Counterparts

This Deed may be executed in any number of counterparts and by different parties to it in separate counterparts, each of which when executed and delivered shall be an original. All such counterparts will together constitute one and the same instrument.

15.	governing law

This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with English law.

16.	JURISDICTION

(a)	Subject to the provisions of paragraph (b) below and to clause 17 (Dispute Resolution), the courts of England have jurisdiction to settle any dispute, difference or controversy arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a Dispute) and the parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(b)	This clause 16 is for the benefit of the Security Agent only. As a result only the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions. For the avoidance of doubt, the Chargor must follow the Dispute Resolution provisions set out in clause 17 (Dispute Resolution).

17.	dispute resolution

(a)	For the avoidance of doubt, this clause 17 is governed by English law.

(b)	For the purposes of this clause 17:

(i)	Party means any party to this Deed and Parties shall be construed accordingly; and

(ii)	Other Parties means any party to a Finance Document which is not a Party and Other Party shall be construed accordingly.

(c)	Subject to paragraph (l) below, any Dispute shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the Rules) as modified by this clause 17, which Rules are deemed to be incorporated by reference into this clause 17.

(d)	The arbitral tribunal shall consist of one arbitrator to be appointed by the LCIA Court. The LCIA Court may appoint the arbitrator from among the nationals of any country, whether or not a Party is a national of that country.

(e)	The seat of arbitration shall be London, England.

(f)	The language to be used in the arbitral proceedings shall be English.

(g)	Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(h)	Without prejudice to Article 22.1(x) of the Rules, the Parties agree that, until the arbitral tribunal has been appointed by the LCIA, each Party and/or each Other Party may be joined as an additional party to an arbitration under this Deed or under any Finance Document. A joined party may make a counterclaim or cross-claim against any party to the arbitration.

(i)	Each of the Parties agrees that if it is joined to an arbitration under this Deed or under any Finance Document, it undertakes to recognise and accept any findings of fact and of law of the arbitral tribunal and shall be barred from disputing such facts or findings of law in any subsequent arbitration.

(j)	Notwithstanding the provisions of Article 22(A) of the Rules, the tribunal shall have the power without seeking the approval of the LCIA Court to order the consolidation and to set out the procedure for consolidation of any arbitration proceedings commenced under this Deed or under any Finance Document in respect of disputes, controversies or claims which arise from the same transaction or which raise common questions of law or fact.

(k)	Any questions as to the arbitrability of any dispute, difference, controversy or claim shall be determined by the arbitral tribunal, applying English law.

(l)	Notwithstanding the foregoing provisions of this clause 17, it is agreed that the Security Agent may, at its sole option (and regardless of whether the Security Agent is claimant or respondent in the Dispute), submit any Dispute or require that any Dispute be submitted to any court with jurisdiction in accordance with clause 16 (Jurisdiction), which in that case shall have exclusive jurisdiction to determine the Dispute submitted. This paragraph (l) is for the benefit of the Security Agent only. If an arbitration has already been initiated by the Chargor in relation to such Dispute prior to the commencement of proceedings by the Security Agent in the court mentioned above, then it is agreed that, on the demand of the Security Agent, such arbitration is to be discontinued forthwith. Such demand shall be made by the Security Agent within 7 days of receipt of the request for arbitration from the Chargor. Such demand will constitute the withdrawal of the Security Agent’s consent to arbitrate with regard to that particular Dispute and it is hereby agreed that any arbitral tribunal already appointed, or to be appointed, shall no longer have jurisdiction in respect of the Dispute.

Signatures to the Security Agreement

Duly EXECUTED AND DELIVERED AS A DEED

ZIJIN GLOBAL INC. as Chargor

/s/ WANG Xing

Name:	WANG Xing
Title:	Director

Witness’ Signature:	/s/ YAN Xiaoyi

Witness’ Name:	YAN Xiaoyi

Witness’ Address:	[***]

[Signature Page to Borrower Security Agreement]

SIGNED for and on behalf of

GOLDMAN SACHS INTERNATIONAL BANK as Security Agent

/s/ Torben Nielsen

Name:	Torben Nielsen

Title:	Managing Director

Date:	30 March 2022

[Signature Page to Borrower Security Agreement]